Exhibit 99.1

DATE: October 23, 2003

FROM:

Accredited Home Lenders Holding Co.

15090 Avenue of Science, Suite 200

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED REPORTS $1.40 EPS,

RECORD Q3 RESULTS

Net Income up 161%; Revenues rise 89%;

Servicing Portfolio grows 96% over Q3 2002

SAN DIEGO, October 23—Accredited Home Lenders Holding Co. (Nasdaq: LEND), a nationwide mortgage banker specializing in nonprime residential mortgage loans, today announced record third quarter results for the period ended September 30, 2003.

Net income for the quarter ended September 30, 2003 was $29.4 million, or $1.40 earnings per diluted share, an increase of 161% over net income of $11.3 million for the comparable period in 2002. Total revenues for the quarter increased by 89% to $116.2 million from $61.5 million for the comparable period in 2002.

Chairman and CEO James Konrath said: “During a quarter in which interest rates spiked up from the historic low of mid-June, we nevertheless set successive new records in closed loan volume in each month of the quarter. We believe the continued expansion of our underlying origination platform will allow us to grow even in this changing environment. In addition, the record levels of net income for the quarter included a growing contribution of earnings from our long-term on balance sheet portfolio. We remain committed to our hybrid strategy of both whole loan sales to generate current cash income and financing treatment securitizations to provide a base of positive cash flow and profitability in future periods.”

Third Quarter Operational Highlights

•	Mortgage origination volume of $2.2 billion, compared to $1.2 billion in 2002, an increase of 86%. Originations in the third quarter were the highest ever in Accredited’s 13-year history and increased 15% from the previous record set in the second quarter 2003.

•	Record mortgage servicing portfolio of $3.3 billion at September 30, 2003, an increase of $1.6 billion, or 96%, from September 30, 2002, and an increase of $1.0 billion, or 46%, from December 31, 2002.

•	Whole loan sales of $1.6 billion compared to $851.2 million during the same period in 2002, an increase of 85%.

•	A securitization structured as a financing of $417.9 million completed in September 2003.

•	Net interest income (interest income less interest expense) of $31.3 million, compared to $11.8 million in the third quarter of 2002, an increase of 164%.

Financial Summary ($000)

	Q3 2003	% Change from Q3 02	YTD 2003	% Change from YTD 02
Total Revenues	$116,235	89.1%	$303,612	117.2%
Total Expenses	67,152	57.4%	186,877	84.5%

Income before Taxes	49,083	161.1%	116,735	203.2%
Income Taxes	19,634	161.4%	46,694	203.2%

Net Income	29,449	161.0%	70,041	203.2%

The 89% increase in total revenues from third quarter of 2002 to 2003 resulted primarily from increases in the gain on sale of loans and interest income. The gain on sale of loans increased 62.2% from $40.2 million in 2002 to $65.2 million in 2003 owing primarily to higher volume of whole loan sales for cash. Our average whole loan sale premium, net of hedging, totaled 4.2% in the third quarter of 2003. Interest income increased 141% from $19.8 million in 2002 to $47.9 million in 2003, primarily due to the increased loan portfolio, partially offset by a slight decrease in the weighted average interest rate. The increase in the size of the loan portfolio resulted from additional securitizations structured as financings, higher loan origination volume held in warehouse lines, and our decision to hold loans for a longer period prior to their disposition.

Total expenses increased from $42.7 million in the third quarter of 2002 to $67.2 million in the same period in 2003 due primarily to growth of the loan portfolio, an increase in loan volume, and an increase in the number of employees related to that growth.

•	Portfolio Growth Related Expenses

✓	Interest expense increased by 108% from $8.0 million in the third quarter of 2002 to $16.6 million in the same period of 2003 due primarily to an increase in the average outstanding borrowings, partially offset by a decrease in the average borrowing rate. The increase in the average outstanding borrowings is consistent with the growth in the loan portfolio.
✓	Provision for losses increased by $1.0 million from $5.5 million in the third quarter of 2002 to $6.5 million in 2003, reflecting the growth of our portfolio, slightly offset by declines in provision for repurchases and REO.

•	Business Operations Related Expenses

✓	Compensation expenses increased by 39% from $20.6 million in the third quarter of 2002 to $28.7 million in the third quarter of 2003 due to the growth in the number of employees and increased commission and bonus costs related to higher loan originations and profits.
✓	General, administrative, and other expenses increased by 80% from $8.5 million in the third quarter of 2002 to $15.3 million in the third quarter of 2003, again due to increases in loan volume, number of staff and number of locations.
✓	Total business operations related expenses increased by 51% from $29.1 million in the third quarter of 2002 to $44.0 million in the third quarter of 2003.

•	Net Profit

✓	Income before taxes increased from $18.8 million in the third quarter of 2002 to $49.1 million in the third quarter of 2003.
✓	Net Income increased 161% from the comparable period in the prior year to a record $29.4 million for the quarter.

Loan Originations

The company originated a quarterly record $2.2 billion of mortgage loans for the quarter ended September 30, 2003, compared to $1.2 billion of mortgage loan originations in the comparable period for 2002, an increase of 86%.

Wholesale and retail originations for the quarter represented approximately 90% and 10%, respectively, of total loan production, unchanged from the same quarter in the prior year.

The company’s net cost to originate mortgage loans was 1.9% for the quarter, compared to 2.3% in the third quarter of 2002 and 2.3% for the total year 2002. Our year to date cost to originate is 2.1%.

Loan Dispositions

During the third quarter of 2003, $1.6 billion of mortgage loans were sold in whole loan sales for cash, $417.9 million of mortgage loans went into a securitization structured as a financing, $240.6 million of mortgage loans were held for our planned fourth quarter securitization, and $1.4 billion of mortgage loans were held for whole loan sales.

While more than 56% of Accredited’s revenues were generated from whole loan sales in the third quarter of 2003, 41% of revenues came from interest income on the loan portfolio, compared to32% in the prior year period. This increased contribution of interest income to total revenue is the result of the recent growth in the portfolio.

Portfolio Performance and Loan Servicing

The company’s servicing portfolio totaled $3.3 billion at September 30, 2003. The portfolio has almost doubled from $1.7 billion at September 30, 2002 and increased $1.0 billion, or 46%, from $2.3 billion at December 31, 2002. This was primarily due to an increase in the loans held for sale and securitized loan inventory. Delinquent loans (30 or more days past due, including foreclosures and real estate owned) were 1.9% of the serviced portfolio at September 30, 2003, compared to 3.6% at September 30, 2002 and 2.7% at December 31, 2002. The company attributes this improvement in delinquency to a combination of rigorous credit standards and prudent collection practices, but also to the recent increase in the size of the servicing portfolio.

Liquidity

The company had $2.0 billion in warehouse credit capacity at September 30, 2003 and $87.2 million in available cash and additional liquidity from voluntary and recoverable warehouse line paydowns. The company negotiated a new warehouse credit facility providing an additional $300 million of capacity in October 2003. The company is also negotiating several increases in its existing warehouse facilities totaling approximately $200 million.

Leverage

The company’s debt-to-equity ratio (total liabilities divided by stockholders’ equity plus convertible preferred stock) at September 30, 2003 was 16.3 to 1, which is comparable to the 16.1 to 1 at June 30, 2003. Management intends to continue to issue securitizations structured as financings in order to grow the on-balance sheet portfolio. The accounting for securitizations structured as financings recognizes income more closely with the receipt of cash payments from borrowers and helps to provide a more consistent source of income in future periods.

Business Outlook

The following statements are forward looking and actual results may differ materially. Please see the Safe Harbor Statement section of this news release for a description of certain risk factors and the company’s report on Form 10-K on file with the Securities and Exchange Commission for a more complete description of risks.

Earnings Guidance for 2003

For the total year 2003, the company reaffirms its estimate of earnings of $4.50 to $4.75 per share, based on approximately 20.0 million weighted average diluted shares for the year as a whole.

Conference Call

Accredited will host a conference call for analysts and investors on October 24, 2003 at 10 a.m. (Pacific Daylight Time) to discuss the company’s financial results for the third quarter. Those individuals who would like to participate on the conference call should contact Mitzi Gimenez, investor relations manager, at 858.676.2155 to receive details regarding the call.

The call is being web cast by CCBN and can be accessed live at Accredited’s web site – www.accredhome.com. A replay of the conference will be archived on the web site.

About Accredited

Accredited Home Lenders Holding Co. is a nationwide mortgage banking company that originates, finances, sells, securitizes and services nonprime mortgage loans secured by single-family residences. The company is headquartered in San Diego, CA. Additional information may be found at www.accredhome.com.

Safe Harbor Statement

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding the company’s planned revenue generating strategy, anticipated securitizations, expected net earnings for the fourth quarter and full year 2003; the company’s liquidity; and the company’s intended loan disposition strategy. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; and other risk factors outlined in Accredited Home Lenders Holding Co.’s filings with the Securities and Exchange Commission (“SEC”), including those listed in its report on Form 10-K filed with the SEC on March 28, 2003 and in its reports on Form 10-Q filed with the SEC on May 15, 2003 and August 14, 2003.

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Accredited Home Lenders: Financial Summary

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
	(dollars in thousands)		(dollars in thousands)
Operating Data:
Gain on sale of loans	$40,209	$65,237	$90,826	$171,317
Interest Income	19,828	47,870	41,332	120,484
Loan servicing income	1,994	1,979	6,186	5,789
Net gain (loss) on mortgage-related securities and derivatives	(923)	1,051	992	5,439
Other income	353	98	476	583

Total revenues	61,461	116,235	139,812	303,612

Salaries, wages and benefits	20,636	28,700	51,862	79,523
General, administrative, and other expenses	8,484	15,299	22,385	40,810

Total operating expenses	29,120	43,999	74,247	120,333

Interest Expense	8,007	16,616	16,758	43,628
Provision for losses	5,539	6,537	10,301	22,916

Total expenses	42,666	67,152	101,306	186,877

Income before income taxes	18,795	49,083	38,506	116,735
Income taxes	7,511	19,634	15,402	46,694

Net income	$11,284	$29,449	$23,104	$70,041

Basic earnings per share	$1.95	$1.50	$4.01	$4.09

Diluted earnings per share	$0.77	$1.40	$1.59	$3.56

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
	(dollars in thousands)		(dollars in thousands)
Other Data:
Originations:
Wholesale	$1,075,322	$1,980,667	$2,625,113	$4,981,847
Retail & Other	$113,572	$229,489	$259,507	$603,738

Total mortgage loan originations	$1,188,894	$2,210,156	$2,884,620	$5,585,585
Net cost to originate:
Wholesale channel (1)	2.3%	1.9%	2.3%	2.1%
Retail channel (1)	2.0%	1.4%	2.3%	1.5%
Total net cost to originate (1)	2.3%	1.9%	2.3%	2.1%
Weighted average coupon rate of mortgage loan originations	8.3%	7.5%	8.6%	7.7%
Weighted average credit score (2)	633	632	628	630
Loan sales and securitizations:
Whole loan sales	$851,197	$1,578,665	$2,281,504	$4,219,592
Mortgage loans securitized	$207,391	$417,891	$207,391	$720,940
Loans sold with retained interests	$—	$—	$75,839	$—

Total loan sales and securitizations	$1,058,588	$1,996,556	$2,564,734	$4,940,532

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
	(dollars in thousands)		(dollars in thousands)
Net premium received on whole loan sales (3)	4.8%	4.2%	3.9%	4.1%
Annualized losses on serviced portfolio as a percentage of average serviced assets	0.8%	0.5%	0.9%	0.6%

	At September 30, 2002	At December 31 2002	At September 30, 2003
		(dollars in thousands)
Serviced Portfolio:
Loans held for disposition and real estate owned	$865,790	$982,737	$1,616,819
Securitized/on balance sheet	$205,388	$738,390	$1,338,640
Sold servicing retained or securitized/off balance sheet	$624,708	$547,371	$362,759

Total serviced portfolio at period end	$1,695,886	$2,268,498	$3,318,218

Total delinquent at period end (4)	3.6%	2.7%	1.9%
Total number of leased locations at period end	30	31	41
Total number of employees	1,158	1,294	1,890

(1)	Net cost to originate is defined as total operating expenses, less loan servicing related costs, plus yield spread premiums, less points and fees collected, all prior to any deferrals of origination costs for accounting purposes.

(2)	Represents borrowers’ average credit score at origination obtained from one or more of the three principal credit bureaus.

(3)	The net premium received on whole loan sales is computed based on the cash premiums received on whole loan sales, net of loss on related derivatives.

(4)	Delinquent is defined as loans that are 30 or more days delinquent, including loans in foreclosure and loans converted into real estate owned (REO).

	At September 30, 2002	At December 31, 2002	At September 30, 2003
Balance Sheet Data:
Mortgage loans held for sale, net	$574,978	$972,349	$1,366,744
Mortgage loans held for securitization	286,144	—	240,621
Securitized loans, net	203,980	738,917	1,334,662
Mortgage-related securities, at fair value	12,730	8,356	4,335
Mortgage servicing rights, net	3,724	3,116	1,518
Other Assets	55,901	79,867	123,574

Total Assets	$1,137,457	$1,802,605	$3,071,454

Total warehouse and residual interest financing	838,846	962,285	1,524,999
Securitization bond financing	203,679	732,823	1,311,381
Convertible debt	3,000	3,000	—
Other Liabilities	34,603	41,375	57,791

Total Liabilities	1,080,128	1,739,483	2,894,171
Redeemable, convertible preferred stock	5,113	5,113	—
Total stockholders’ equity	52,216	58,009	177,283

Total Liabilities and Stockholders’ Equity	$1,137,457	$1,802,605	$3,071,454

Debt-to-equity ratio (includes convertible preferred stock as equity)	18.8	27.6	16.3